Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Fourth Quarter and Full Year 2013 Results

Fourth Quarter Key Metrics and Highlights

•                  Total revenue was $3.2 billion with organic revenue growth of 4%

•                  Operating margin was 16.0%, and operating margin, adjusted for certain items, increased 160 basis points to 21.2%

•                  EPS was $1.14, and EPS, adjusted for certain items, increased 21% to $1.54

•                  Cash flow from operations increased 18% to $649 million, and free cash flow increased 23%, or $110 million, to $594 million

•                  Repurchased 965,487 Class A Ordinary Shares for approximately $77 million

Full Year Key Metrics and Highlights

•                  Total revenue was $11.8 billion with organic revenue growth of 3%

•                  Operating margin was 14.1%, and operating margin, adjusted for certain items, increased 40 basis points to 19.0%

•                  EPS was $3.53, and EPS, adjusted for certain items, increased 16% to $4.89

•                  Cash flow from operations increased 15% to a record $1.6 billion, and free cash flow increased 22%, or $254 million, to $1.4 billion

•                  Repurchased 16.8 million Class A Ordinary Shares for approximately $1.1 billion

LONDON — January 31, 2014 - Aon plc (NYSE: AON) today reported results for the three months and twelve months ended December 31, 2013.

Net income attributable to Aon shareholders was $355 million, or $1.14 per share, compared to $305 million, or $0.93 per share, for the prior year quarter.  Net income per share attributable to Aon shareholders, adjusted for certain items, increased 21% to $1.54, when compared to $1.27 in the prior year quarter.  Certain items that impacted fourth quarter results and comparisons with the prior year quarter are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 13 of this press release.

“Our results reflect a strong finish to the year with improvement across each key financial metric for both the quarter and full year,” said Greg Case, president and chief executive officer.  “In 2013, we made significant strategic investments across the firm, delivered record cash flow from operations of $1.6 billion and created significant value for shareholders through the repurchase of more than $1.1 billion of ordinary shares. As we look ahead to 2014, our industry-leading platform is positioned for continued long-term growth, improved operational performance, strong free cash flow generation and significantly increased financial flexibility.”

FOURTH QUARTER FINANCIAL SUMMARY

Total revenue increased 3% to $3.2 billion when compared to the prior year quarter primarily driven by a 4% increase in organic revenue, partially offset by a 1% unfavorable impact from foreign currency translation.

Total operating expenses for the fourth quarter increased 2% to $2.7 billion when compared to the prior year quarter due primarily to an increase in expense associated with 4% organic revenue growth and a $29 million increase in formal restructuring costs, partially offset by savings related to the restructuring programs, an $18 million favorable impact from foreign currency translation, a $12 million decrease in expenses related to acquisitions, net of divestitures, and an $11 million decrease in intangible asset amortization.

Depreciation expense decreased 2%, or $1 million, to $63 million when compared to the prior year quarter.

Intangible asset amortization expense decreased 10%, or $11 million, to $99 million when compared to the prior year quarter due to a $6 million decrease in Risk Solutions and a $5 million decrease in HR Solutions.

Restructuring expenses increased $29 million to $65 million when compared to $36 million in the prior year quarter.  The Company has closed and completed all restructuring activities and incurred 100% of the total costs for the Aon Hewitt restructuring program.  An analysis of restructuring-related costs by type and segment are detailed on page 14 of this press release.

Restructuring savings in the fourth quarter related to the Aon Hewitt restructuring program are estimated at $94 million compared to $67 million in the prior year quarter.  Of the estimated savings in the fourth quarter, approximately $73 million were related to the HR Solutions segment compared to $55 million in the prior year quarter, and approximately $21 million were related to the Risk Solutions segment compared to $12 million in the prior year quarter.

In HR Solutions, approximately $260 million of the $303 million in total cumulative savings have been achieved under the program, with the remaining $43 million of savings to be achieved by the end of 2014.  In Risk Solutions, approximately $69 million of the $99 million in total cumulative savings have been achieved under the program, with the remaining $30 million of savings to be achieved by the end of 2014.

Foreign currency exchange rates in the fourth quarter had a $0.03 per share, or $13 million pretax, net unfavorable impact on adjusted net income if the Company were to translate prior year quarter results at current quarter foreign exchange rates.  An unfavorable impact in operating income for Risk Solutions of $16 million was partially offset by a $3 million favorable impact in HR Solutions.

Effective tax rate on net income in the fourth quarter was 24.2% compared to 25.2% in the prior year quarter.  The effective tax rate in the fourth quarter of 2013 was favorably impacted by certain discrete tax adjustments and favorably impacted by changes in the geographic distribution of income.

Average diluted shares outstanding decreased to 311.4 million in the fourth quarter compared to 327.5 million in the prior year quarter.  The Company repurchased 965,487 Class A Ordinary Shares for approximately $77 million in the fourth quarter.  The Company has $2.87 billion of remaining authorization under its share repurchase program.

Cash flow from operations increased 18%, or $97 million, to $649 million in the fourth quarter due primarily to growth in net income and a decrease in pension contributions.  Free cash flow, as defined by cash flow from operations less capital expenditures, increased 23%, or $110 million, to $594 million in the fourth quarter driven by strong cash flow from operations and a $13 million decrease in capital expenditures.  A reconciliation of free cash flow to cash flow from operations can be found on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 12 of this press release.

FOURTH QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the fourth quarters of 2013 and 2012.  The fourth quarter segment reviews provided below include supplemental information related to organic revenue, adjusted operating income and operating margin, which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 12 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 13 of this press release.

RISK SOLUTIONS

					Less:
(millions)	Three Months Ended			Less:	Acquisitions,
Commissions,	Dec 31,	Dec 31,	%	Currency	Divestitures,	Organic
Fees and Other	2013	2012	Change	Impact	Other	Revenue
Retail	$1,708	$1,694	1%	(1)%	(1)%	3%
Reinsurance	338	349	(3)	(3)	—	—
Subtotal	$2,046	$2,043	—%	(1)%	(2)%	3%
Investment Income	7	7	—
Total Revenue	$2,053	$2,050	—%

Risk Solutions total revenue was flat at $2.1 billion when compared to the prior year quarter due to 3% organic growth in commissions and fees, offset by a 2% decrease in commissions and fees resulting from acquisitions, net of divestitures, and a 1% unfavorable impact from foreign currency translation.

Retail Brokerage organic revenue increased 3% reflecting revenue growth in both the Americas and International businesses.  Americas organic revenue increased 4% reflecting strong growth in Latin America and record new business in US Retail.  International organic revenue increased 2% driven by strong growth across emerging markets, New Zealand and Asia, partially offset by a decline in Ireland.  Reinsurance organic revenue was flat compared to the prior year quarter due primarily to growth in capital markets transactions and advisory business, as well as net new business growth in treaty placements, offset by an anticipated unfavorable impact from timing in the quarter.

	Three Months Ended
	Dec 31,	Dec 31,	%
(millions)	2013	2012	Change
Revenue	$2,053	$2,050	—%
Expenses
Compensation and benefits	1,132	1,114	2
Other general expenses	508	502	1
Total operating expenses	1,640	1,616	1%

Operating income	$413	$434	(5)%
Operating margin	20.1%	21.2%

Operating income - adjusted	$484	$475	2%
Operating margin - adjusted	23.6%	23.2%

Compensation and benefits for the fourth quarter increased 2%, or $18 million, when compared to the prior year quarter due primarily to an increase in expense associated with 3% organic revenue growth and an $8 million increase in restructuring costs related to the Aon Hewitt restructuring program, partially offset by a $10 million decrease in expenses related to acquisitions, net of divestitures, savings related to the restructuring programs and a $7 million favorable impact from foreign currency translation.

Other general expenses for the fourth quarter increased 1%, or $6 million, when compared to the prior year quarter due primarily to a $28 million increase in restructuring costs related to the Aon Hewitt restructuring program, partially offset by a $7 million decrease in expenses related to acquisitions, net of divestitures, a $6 million decrease in intangible asset amortization and a $4 million favorable impact from foreign currency translation.

Fourth quarter operating income decreased 5% to $413 million when compared to the prior year quarter.  Adjusting for certain items detailed on page 13 of this press release, operating income increased 2%, or $9 million, and operating margin increased 40 basis points to 23.6% when compared to the prior year quarter.  Adjusted operating margin was driven by solid organic revenue growth and savings related to the restructuring programs, partially offset by a $16 million, or 40 basis point, unfavorable impact from foreign currency translation.

HR SOLUTIONS

(millions)	Three Months Ended			Less:	Less: Acquisitions,
Commissions,	Dec 31,	Dec 31,	%	Currency	Divestitures,	Organic
Fees and Other	2013	2012	Change	Impact	Other	Revenue
Consulting Services	$450	$445	1%	—%	—%	1%
Outsourcing	723	649	11	—	—	11
Intersegment	(7)	(16)	N/A	N/A	N/A	N/A
Subtotal	$1,166	$1,078	8%	—%	—%	8%
Investment Income	—	—	N/A
Total Revenue	$1,166	$1,078	8%

HR Solutions total revenue increased 8% to $1.2 billion when compared to the prior year quarter driven by 8% organic growth in commissions and fees.

Organic revenue in Consulting Services increased 1% driven primarily by growth in investment and compensation consulting, partially offset by a decline in actuarial services in retirement consulting. Organic revenue in Outsourcing increased 11% compared to the prior year quarter due primarily to strong growth in health care exchanges and modest growth in benefits administration and HR BPO.

	Three Months Ended
	Dec 31,	Dec 31,	%
(millions)	2013	2012	Change
Revenue	$1,166	$1,078	8%
Expenses
Compensation and benefits	680	657	4
Other general expenses	330	343	(4)
Total operating expenses	1,010	1,000	1%

Operating income	$156	$78	100%
Operating margin	13.4%	7.2%

Operating income - adjusted	$249	$183	36%
Operating margin - adjusted	21.4%	17.0%

Compensation and benefits for the fourth quarter increased 4%, or $23 million, when compared to the prior year quarter due primarily to an increase in expense associated with 8% organic revenue growth, partially offset by savings related to the Aon Hewitt restructuring program, a $5 million favorable impact from foreign currency translation and a $3 million decrease in restructuring costs related to the Aon Hewitt restructuring program.

Other general expenses for the fourth quarter decreased 4%, or $13 million, when compared to the prior year quarter due primarily to savings related to the Aon Hewitt restructuring program, a $5 million decrease in intangible asset amortization and a $4 million decrease in restructuring costs related to the Aon Hewitt restructuring program.

Fourth quarter operating income increased 100% to $156 million when compared to the prior year quarter.  Adjusting for certain items detailed on page 13 of this press release, operating income increased 36%, or $66 million, and operating margin increased 440 basis points to 21.4% when compared to the prior year quarter.  Adjusted operating margin was driven by strong organic revenue growth and savings related to the Aon Hewitt restructuring program, partially offset by continued investment in long-term growth opportunities.

INCOME BEFORE INCOME TAXES

	Three Months Ended
	Dec 31,	Dec 31,	%
(millions)	2013	2012	Change
Risk Solutions	$413	$434	(5)%
HR Solutions	156	78	100
Unallocated expenses	(54)	(51)	6
Operating income	$515	$461	12%
Interest income	3	4	(25)
Interest expense	(57)	(55)	4
Other income	14	—	100
Income before income taxes	$475	$410	16%

Unallocated expenses increased $3 million to $54 million due primarily to an increase related to certain long-term employee incentive compensation programs.  Interest income decreased $1 million to $3 million due to lower average interest rates and lower average cash balances.  Interest expense increased $2 million to $57 million due primarily to an increase in costs related to certain derivative hedging programs.  Other income of $14 million primarily includes gains on sale of businesses and certain long-term investments.

2013 FULL YEAR SUMMARY

Total revenue for 2013 increased 3% to $11.8 billion due to 3% organic growth in commissions and fees and a 1% increase in commissions and fees resulting from acquisitions, net of divestitures, partially offset by a 1% unfavorable impact from foreign currency translation. Risk Solutions total revenue increased 2% to $7.8 billion and HR Solutions total revenue increased 3% to $4.1 billion.

Net income attributable to Aon shareholders for 2013 increased 12% to $1.1 billion compared to $993 million for the prior year.  Net income attributable to Aon shareholders, adjusted for certain items, increased 10% to $1.5 billion.  Certain items that impacted full year results and comparisons against the prior year are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 13 of this press release.

Net income per share attributable to Aon shareholders for 2013 increased 18% to $3.53 per share compared to $2.99 per share for the prior year.  Net income attributable to Aon shareholders, adjusted for certain items, increased 16% to $4.89 per share compared to $4.21 per share for the prior year.  Certain items that impacted full year results and comparisons against the prior year are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 13 of this press release.

Cash flow from operations increased 15% to $1.6 billion in 2013 due primarily to growth in net income, strong working capital performance and a decrease in pension contributions.  Free cash flow increased 22% to $1.4 billion for 2013 driven by strong cash flow from operations and a 15%, or $40 million decrease in capital expenditures. A reconciliation of free cash flow to cash flow from operations can be found on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 12 of this press release.

During 2013, the Company repurchased approximately 16.8 million Class A ordinary shares for $1.1 billion at an average price of $65.65 per share.

Conference Call, Presentation Slides and Webcast Details

The Company will host a conference call on Friday, January 31, 2014 at 7:30 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon

Aon plc (NYSE:AON) is the leading global provider of risk management, insurance and reinsurance brokerage, and human resources solutions and outsourcing services. Through its more than 65,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via innovative and effective risk and people solutions and through industry-leading global resources and technical expertise. Aon has been named repeatedly as the world’s best broker, best insurance intermediary, reinsurance intermediary, captives manager and best employee benefits consulting firm by multiple industry sources. Visit www.aon.com for more information on Aon and www.aon.com/manchesterunited to learn about Aon’s global partnership and shirt sponsorship with Manchester United.

Safe Harbor Statement

This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘plan’, ‘probably’, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic conditions in different countries in which Aon does business around the world; changes in the competitive environment; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon’s various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; rating agency actions that could affect Aon’s ability to borrow funds; fluctuations in exchange and interest rates that could influence revenue and expense; the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries;  the cost of resolution of other contingent liabilities and loss contingencies, including potential liabilities arising from error and omissions claims against Aon; the failure to retain and attract qualified personnel;  the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the effect of the change in global headquarters and jurisdiction of incorporation, including differences in the anticipated benefits; the extent to which Aon retains existing clients and attracts new businesses and Aon’s ability to incentivize and retain key employees; the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and advisory services and business process outsourcing services, among others, that Aon currently provides, or will provide in the future, to clients;  Aon’s ability to implement restructuring initiatives and other initiatives intended to yield cost savings, and the ability to achieve those cost savings;  the potential of a system or network disruption resulting in operational interruption or improper disclosure of personal data; any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; and Aon’s ability to grow, develop and integrate companies that it acquires or new lines of business.

Further information concerning Aon and its business, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. Aon does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Explanation of Non-GAAP Measures

This communication includes supplemental information related to organic revenue, free cash flow and several additional measures including expenses, margins and income per share, that exclude the effects of restructuring charges, intangible asset amortization, capital expenditures, transaction and integration costs and certain other noteworthy items that affected results for the comparable periods.  Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items.  The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliations are provided in the attached schedules.  Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Free cash flow is cash flow from operating activity less capital expenditures.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Senior Vice President, Investor Relations	Vice President, Global Public Relations
+44 (0) 20 7086 0100	312-381-2485

Aon plc

Consolidated Statements of Income (Unaudited)

	Three Months Ended			Twelve Months Ended
(millions, except per share data)	Dec. 31, 2013	Dec. 31, 2012	Percent Change	Dec. 31, 2013	Dec. 31, 2012	Percent Change
Revenue
Commissions, fees and other	$3,202	$3,108	3%	$11,787	$11,476	3%
Fiduciary investment income	7	7	—	28	38	(26)
Total revenue	3,209	3,115	3	11,815	11,514	3

Expenses
Compensation and benefits	1,842	1,789	3	6,945	6,709	4
Other general expenses	852	865	(2)	3,199	3,209	—
Total operating expenses	2,694	2,654	2	10,144	9,918	2
Operating income	515	461	12	1,671	1,596	5

Interest income	3	4	(25)	9	10	(10)
Interest expense	(57)	(55)	4	(210)	(228)	(8)
Other income (2)	14	—	100	68	2	3,300
Income before income taxes	475	410	16	1,538	1,380	11
Income taxes (1)	115	103	12	390	360	8
Net income	360	307	17	1,148	1,020	13
Less: Net income attributable to the noncontrolling interests	5	2	150	35	27	30
Net income attributable to Aon shareholders	$355	$305	16%	$1,113	$993	12%

Basic net income per share attributable to Aon shareholders	$1.16	$0.95	22%	$3.57	$3.02	18%

Diluted net income per share attributable to Aon shareholders	$1.14	$0.93	23%	$3.53	$2.99	18%

Weighted average ordinary shares outstanding - diluted	311.4	327.5	(5)%	315.4	332.6	(5)%

(1)              The effective tax rate is 24.2% and 25.2% for the three months ended December 31, 2013 and 2012, respectively and 25.4% and 26.1% for the twelve months ended December 31, 2013 and 2012, respectively.

(2)              Beginning in Q4 2013, amounts related to discontinued operations have been included in Other income.  These amounts in prior periods, which were historically included in Income (loss) from discontinued operations, have been reclassified to conform with current presentation.  The amount reclassified was a $1 million loss for the twelve months ended December 31, 2012 from Loss from discontinued operations to Other Income.  There was no income or loss from discontinued operations for the three months ended December 31, 2012.

Aon plc

Revenue (Unaudited)

	Three Months Ended				Twelve Months Ended
(millions)	Dec. 31, 2013	Dec. 31, 2012	Percent Change	Organic Revenue (1)	Dec. 31, 2013	Dec. 31, 2012	Percent Change	Organic Revenue (1)
Commissions, Fees and Other
Risk Solutions	$2,046	$2,043	—%	3%	$7,761	$7,594	2%	3%
HR Solutions	1,166	1,078	8	8	4,057	3,925	3	3
Total Operating Segments	$3,212	$3,121	3%	4%	$11,818	$11,519	3%	3%

Fiduciary Investment Income
Risk Solutions	$7	$7	—%		$28	$38	(26)%
HR Solutions	—	—	—		—	—	—
Total Operating Segments	$7	$7	—%		$28	$38	(26)%

Total Revenue
Risk Solutions	$2,053	$2,050	—%		$7,789	$7,632	2%
HR Solutions	1,166	1,078	8		4,057	3,925	3
Intersegment	(10)	(13)	(23)		(31)	(43)	(28)
Total	$3,209	$3,115	3%		$11,815	$11,514	3%

(1)          Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items. Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 12 of this release.

Aon plc

Segments (Unaudited)

Risk Solutions

	Three Months Ended			Twelve Months Ended
(millions)	Dec. 31, 2013	Dec. 31, 2012	Percent Change	Dec. 31, 2013	Dec. 31, 2012	Percent Change
Revenue
Commissions, fees and other	$2,046	$2,043	—%	$7,761	$7,594	2%
Fiduciary investment income	7	7	—	28	38	(26)
Total revenue	2,053	2,050	—	7,789	7,632	2

Expenses
Compensation and benefits	1,132	1,114	2	4,385	4,260	3
Other general expenses	508	502	1	1,864	1,879	(1)
Total operating expenses	1,640	1,616	1	6,249	6,139	2

Operating income	$413	$434	(5)%	$1,540	$1,493	3%

Operating margin	20.1%	21.2%		19.8%	19.6%

HR Solutions

	Three Months Ended			Twelve Months Ended
(millions)	Dec. 31, 2013	Dec. 31, 2012	Percent Change	Dec. 31, 2013	Dec. 31, 2012	Percent Change
Revenue
Commissions, fees and other	$1,166	$1,078	8%	$4,057	$3,925	3%
Fiduciary investment income	—	—	—	—	—	—
Total revenue	1,166	1,078	8	4,057	3,925	3

Expenses
Compensation and benefits	680	657	4	2,455	2,360	4
Other general expenses	330	343	(4)	1,284	1,276	1
Total operating expenses	1,010	1,000	1	3,739	3,636	3

Operating income	$156	$78	100%	$318	$289	10%

Operating margin	13.4%	7.2%		7.8%	7.4%

Total Operating Income (Loss)

	Three Months Ended			Twelve Months Ended
(millions)	Dec. 31, 2013	Dec. 31, 2012	Percent Change	Dec. 31, 2013	Dec. 31, 2012	Percent Change
Risk Solutions	$413	$434	(5)%	$1,540	$1,493	3%
HR Solutions	156	78	100	318	289	10
Unallocated	(54)	(51)	6	(187)	(186)	1
Total operating income	$515	$461	12%	$1,671	$1,596	5%

Total operating margin	16.0%	14.8%		14.1%	13.9%

Aon plc

Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow (Unaudited)

Organic Revenue (Unaudited)

	Three Months Ended
(millions)	Dec. 31, 2013	Dec. 31, 2012	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$905	$883	2%	(2)%	—%	4%
International	803	811	(1)	—	(3)	2
Total Retail brokerage	1,708	1,694	1	(1)	(1)	3
Reinsurance brokerage	338	349	(3)	(3)	—	—
Total Risk Solutions	2,046	2,043	—	(1)	(2)	3
HR Solutions Segment:
Consulting services	450	445	1	—	—	1
Outsourcing	723	649	11	—	—	11
Intrasegment	(7)	(16)	N/A	N/A	N/A	N/A
Total HR Solutions	1,166	1,078	8	—	—	8
Total Operating Segments	$3,212	$3,121	3%	(1)%	—%	4%

	Twelve Months Ended
(millions)	Dec. 31, 2013	Dec. 31, 2012	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$3,191	$3,071	4%	(1)%	—%	5%
International	3,065	3,018	2	—	—	2
Total Retail brokerage	6,256	6,089	3	(1)	—	4
Reinsurance brokerage	1,505	1,505	—	(1)	(1)	2
Total Risk Solutions	7,761	7,594	2	(1)	—	3
HR Solutions Segment:
Consulting services	1,626	1,585	3	(1)	1	3
Outsourcing	2,469	2,372	4	—	1	3
Intrasegment	(38)	(32)	N/A	N/A	N/A	N/A
Total HR Solutions	4,057	3,925	3	—	—	3
Total Operating Segments	$11,818	$11,519	3%	(1)%	1%	3%

Free Cash Flow (Unaudited)

	Three Months Ended			Twelve Months Ended
(millions)	Dec. 31, 2013	Dec. 31, 2012	Percent Change	Dec. 31, 2013	Dec. 31, 2012	Percent Change
Cash Provided By (Used For) Operations	$649	$552	18%	$1,633	$1,419	15%
Less: Capital Expenditures	(55)	(68)	(19)	(229)	(269)	(15)
Free Cash Flow (3)	$594	$484	23%	$1,404	$1,150	22%

(1)         Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)         Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

(3)         Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc

Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended December 31, 2013				Twelve Months Ended December 31, 2013
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$2,053	$1,166	$(10)	$3,209	$7,789	$4,057	$(31)	$11,815

Operating income (loss) - as reported	$413	$156	$(54)	$515	$1,540	$318	$(187)	$1,671
Restructuring charges	42	23	—	65	94	80	—	174
Intangible asset amortization	29	70	—	99	115	280	—	395
Headquarters relocation costs	—	—	—	—	—	—	5	5
Operating income (loss) - as adjusted	$484	$249	$(54)	$679	$1,749	$678	$(182)	$2,245

Operating margins - as adjusted	23.6%	21.4%	N/A	21.2%	22.5%	16.7%	N/A	19.0%

	Three Months Ended December 31, 2012				Twelve Months Ended December 31, 2012
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$2,050	$1,078	$(13)	$3,115	$7,632	$3,925	$(43)	$11,514

Operating income (loss) - as reported	$434	$78	$(51)	$461	$1,493	$289	$(186)	$1,596
Restructuring charges	6	30	—	36	35	66	—	101
Intangible asset amortization	35	75	—	110	126	297	—	423
Headquarters relocation costs	—	—	3	3	—	—	24	24
Operating income (loss) - as adjusted	$475	$183	$(48)	$610	$1,654	$652	$(162)	$2,144

Operating margins - as adjusted	23.2%	17.0%	N/A	19.6%	21.7%	16.6%	N/A	18.6%

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
(millions except per share data)	2013	2012			2013	2012
Operating income - as adjusted	$679	$610			$2,245	$2,144
Interest income	3	4			9	10
Interest expense	(57)	(55)			(210)	(228)

Other income - as reported	14	—			68	2
Headquarters relocation costs	—	—			—	2
Other income - as adjusted	14	—			68	4

Income before income taxes - as adjusted	639	559			2,112	1,930
Income taxes (2)	154	141			536	504
Net income - as adjusted	485	418			1,576	1,426
Less: Net income attributable to noncontrolling interests	5	2			35	27
Net income attributable to Aon shareholders - as adjusted	$480	$416			$1,541	$1,399

Diluted earnings per share - as adjusted	$1.54	$1.27			$4.89	$4.21

Weighted average ordinary shares outstanding - diluted	311.4	327.5			315.4	332.6

(1)          Certain noteworthy items impacting operating income in 2013 and 2012 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)          The effective tax rate for continuing operations is 24.2% and 25.2% for the three months ended December 31, 2013 and 2012, respectively and 25.4% and 26.1% for the twelve months ended December 31, 2013 and 2012, respectively. Adjusting items are generally taxed at the effective tax rate.

Aon plc

Restructuring Plans (Unaudited) (1)

Aon Hewitt Restructuring Plan

By Type:

	Actual
(millions)	Full Year 2010	Full Year 2011	Full Year 2012	Fourth Quarter 2013	Full Year 2013	Completed Plan Total
Workforce reduction	$49	$64	$74	$29	$79	$266
Lease consolidation	3	32	18	30	83	136
Asset impairments	—	7	4	4	7	18
Other costs associated with restructuring	—	2	2	2	5	9
Total restructuring and related expenses	$52	$105	$98	$65	$174	$429

By Segment: (2)

HR Solutions	52	49	66	23	80	247
Risk Solutions	—	56	32	42	94	182
Total restructuring and related expenses	$52	$105	$98	$65	$174	$429

(1)    In the Condensed Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits”; lease consolidations, asset impairments, and other costs associated with restructuring are included in “Other general expenses”.

(2)    Costs included in the Risk Solutions segment are associated with the transfer of the Health and Benefits Consulting business from HR Solutions to Risk Solutions effective January 1, 2012. Costs incurred in 2011 in the HR Solutions segment of $41 million related to the Health and Benefits Consulting business have been reclassified and presented in the Risk Solutions segment.

Aon plc

Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	December 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$477	$291
Short-term investments	523	346
Receivables, net	2,896	3,101
Fiduciary assets (1)	11,871	12,214
Other current assets	563	430
Total Current Assets	16,330	16,382
Goodwill	8,997	8,943
Intangible assets, net	2,578	2,975
Fixed assets, net	791	820
Investments	132	165
Deferred tax assets	193	285
Other non-current assets	1,230	916
Total Assets	$30,251	$30,486

LIABILITIES AND EQUITY
Current Liabilities
Fiduciary liabilities	$11,871	$12,214
Short-term debt and current portion of long-term debt	703	452
Accounts payable and accrued liabilities	1,931	1,853
Other current liabilities	906	831
Total Current Liabilities	15,411	15,350
Long-term debt	3,686	3,713
Deferred tax liabilities	420	306
Pension, other post retirement and other post employment liabilities	1,607	2,276
Other non-current liabilities	932	1,036
Total Liabilities	22,056	22,681

EQUITY
Shareholders’ Equity
Ordinary shares ($0.01 nominal value)	3	3
Additional paid-in capital	4,785	4,436
Retained earnings	5,731	5,933
Accumulated other comprehensive loss	(2,374)	(2,610)
Total Aon Shareholders’ Equity	8,145	7,762
Noncontrolling interests	50	43
Total Equity	8,195	7,805
Total Liabilities and Equity	$30,251	$30,486

(1) Includes short-term investments: 2013 - $3,778, 2012 - $4,029

Aon plc

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended		Twelve Months Ended
(millions)	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$360	$307	$1,148	$1,020
Adjustments to reconcile net income to cash provided by operating activities:
(Gain) loss from sales of businesses and investments, net	(37)	1	(65)	—
Depreciation of fixed assets	63	64	240	232
Amortization of intangible assets	99	110	395	423
Share-based compensation expense	93	52	300	212
Deferred income taxes	(114)	(116)	(14)	(95)
Change in assets and liabilities:
Fiduciary receivables	(688)	(955)	(4)	(1,402)
Short term investments - funds held on behalf of clients	525	121	156	239
Fiduciary liabilities	163	834	(152)	1,163
Receivables, net	(233)	(134)	141	106
Accounts payable and accrued liabilities	378	310	48	(37)
Restructuring reserves	22	(3)	15	(46)
Current income taxes	81	118	(116)	185
Pension and other post employment liabilities	(101)	(171)	(502)	(585)
Other assets and liabilities	38	14	43	4
CASH PROVIDED BY OPERATIONS	649	552	1,633	1,419

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of long-term investments	12	7	93	178
Purchases of long-term investments	(2)	(3)	(15)	(12)
Net (purchases) sales of short-term investments - non-fiduciary	(161)	374	(174)	440
Acquisition of businesses, net of cash acquired	(28)	(65)	(54)	(162)
Proceeds from sale of business	34	—	40	2
Capital expenditures	(55)	(68)	(229)	(269)
CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES	(200)	245	(339)	177

CASH FLOWS FROM FINANCING ACTIVITIES
Share repurchase	(77)	(500)	(1,102)	(1,125)
Issuance of shares for employee benefit plans	14	25	98	118
Issuance of debt	636	400	4,906	733
Repayment of debt	(809)	(650)	(4,679)	(1,077)
Cash dividends to shareholders	(53)	(51)	(212)	(204)
Purchase of shares from noncontrolling interests	(2)	(4)	(8)	(4)
Dividends paid to noncontrolling interests	(6)	(10)	(19)	(27)
CASH USED FOR FINANCING ACTIVITIES	(297)	(790)	(1,016)	(1,586)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(44)	(6)	(92)	9
Net Increase in Cash and Cash Equivalents	108	1	186	19
Cash and Cash Equivalents at Beginning of Period	369	290	291	272
Cash and Cash Equivalents at End of Period	$477	$291	$477	$291